UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 6, 2009

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer Identification No.)
of Incorporation)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey	08830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  732-404-1117

________________________________________________________
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On February 6, 2009, based on the recommendation of the Compensation Committee of the Board of Directors (the “Compensation Committee”), our Board of Directors approved the following compensatory arrangements and awards for our three executive officers, Mr. Robert Hickey, our President, CEO and CFO, Dr. Eli Pines, our Vice President and CSO, and Mr. Marc Sportsman, our Vice President of Sales:

2009 Base Salary

•	Mr. Hickey - $315,000
•	Dr. Pines - $240,620
•	Mr. Sportsman – $249,650

2009 Performance Bonus Eligibility

Cash*
•	Mr. Hickey - $100,000
•	Dr. Pines - $60,000
•	Mr. Sportsman - $75,000

* Payable, in the discretion of the Compensation Committee, 75% in common stock and 25% in cash.

Stock Options**
•	Mr. Hickey – options to purchase 350,000 shares
•	Dr. Pines – options to purchase 200,000 shares
•	Mr. Sportsman – options to purchase 200,000 shares

** Pursuant to the Board's directive, it is anticipated that these options will be granted by the Compensation Committee in conjunction with  its establishment of the performance criteria described below.  The options will be exercisable at fair market value of the underlying stock on the date of grant and will expire ten years from grant.

Level of entitlement to the performance cash bonuses and degree of vesting of the performance stock options listed above are subject to the level of satisfaction of 2009 performance criteria to be established by the Compensation Committee.

Equity in Lieu of Cash for 2008 Performance Compensation

Each of our executive officers has voluntarily agreed to forego 75% of all 2008 performance-based cash compensation to which he would otherwise be entitled in exchange for the issuance of a number of shares of common stock equal in value to the cash foregone, based on the fair market value of the shares on February 6, 2009, the date such entitlements were determined.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      SyntheMed, Inc.

                 Date: February 12, 2009                                                  By:   /s/ Robert P. Hickey
                                  Robert P. Hickey